UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2006

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY		11548
(Address of principal executive offices)		(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2006, the Board of Directors of Pall Corporation (the "Registrant"), amended the 2005 Stock Compensation Plan (the "2005 Plan") to change the number of restricted stock units granted to each non-employee director each year from 1,000 units to 1,750 units. There are presently nine non-employee directors. The 750-unit increase is effective for the fiscal year ending July 31, 2006 and subsequent fiscal years. The units (referred to in the 2005 Plan as Annual Award Units) are converted into shares of Common Stock after the director's service on the Board of Directors terminates for any reason other than removal for cause. The full text of the 2005 Plan as amended will be filed as an Exhibit to the Registrant's fiscal second quarter Form 10-Q.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2006, the Board of Directors of the Registrant elected Lisa McDermott, 40, to the positions of Chief Financial Officer and Treasurer, effective immediately. Ms. McDermott joined the registrant in 1999 as Controller and Chief Accountant before being promoted to Vice-President – Finance in July 2004. Ms. McDermott assumes the Chief Financial Officer role from Marcus Wilson, President of the Registrant since August 2003, who assumed the additional role of Chief Financial Officer in October 2004.

Although not all terms of this promotion have been finalized, the Compensation Committee of the Board of Directors has authorized compensation as follows (all effective January 19, 2006): an annual base salary of $330,000; an annual bonus in the amount, if any, determined under the Registrant's 2004 Executive Incentive Bonus Plan, in the maximum amount of 105% of her base salary; an award of 18,000 stock options, and an award of 5,000 restricted stock units. Both the stock options and restricted stock units were granted under the Registrant's 2005 Stock Compensation Plan.

The employment agreement was not available as of the date of this filing. Such disclosure will be made in an amended Form 8-K filing as soon as it is available.

     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

	/s/	MARCUS WILSON
January 25, 2006		Marcus Wilson
President